Exhibit 99.1

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Anna Kazanchyan, M.D.
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9215

Spectrum Pharmaceuticals Acquires Worldwide License
to EndothelinB Agonists for Enhancing Delivery of
Chemotherapeutics to Tumors

—The novel approach developed at University of Illinois and Chicago Labs takes advantage of unique properties of tumor blood supply.

—In animal models of human cancer, administration of endothelinB agonists prior to paclitaxel increased the levels of paclitaxel in the tumor by more than 400%, while not significantly affecting paclitaxel concentration in normal tissues.

—Novel approach has the potential to enhance the therapeutic index (increase the efficacy and reduce the toxicity) of marketed chemotherapeutic agents by selectively improving tumor blood perfusion and increasing delivery of anti-cancer agents to tumor tissue.

     IRVINE, Calif., February 18, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) announced today that it has acquired an exclusive worldwide license to develop and commercialize endothelinB agonists for the treatment of cancer, including treatment of solid tumors, from Chicago Labs, Inc., a privately-held company. Chicago Labs licensed the technology and related patents from the University of Illinois.

     “We are very excited to enter into this alliance,” stated Rajesh Shrotriya, M.D., Chairman of the Board, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “This is yet another step in our continued effort to build an extensive and well-diversified portfolio of product candidates that span all stages of development. Importantly, endothelinB agonists can be used in combination with anti-cancer treatments to enhance their safety and efficacy.”

     “There is a significant unmet medical need for novel approaches that would increase the selectivity of existing cancer therapies and thereby increase the efficacy and reduce the toxicity of these agents,” stated Luigi Lenaz, M.D., of Spectrum Pharmaceuticals. “One of the significant limitations of chemotherapeutic agents is their poor selectivity, and doses which are required to kill tumor cells cause unacceptable toxicities to normal tissues. EndothelinB agonists have been shown to selectively enhance delivery of chemotherapeutic agents to the tumor tissue resulting in markedly increased drug concentrations specifically in the tumor, which in turn results in marked increase of therapeutic effect, while drug concentrations in normal tissues are not significantly affected. The use of endothelinB agonists in conjunction with other drugs is a novel and exciting approach that we believe could prove to be broadly applicable to many chemotherapeutic agents and tumor types. We look forward to advancing this program into clinical development in a timely manner.”

     “We are delighted to enter into this alliance with Spectrum and look forward to advancing the development of this promising approach to improving the therapeutic benefit of existing anti-cancer agents,” stated Anil Gulati, M.D., Ph.D, President of Chicago Labs. “ Improving conventional cancer therapy by targeting the tumor vascular compartment is of great interest. We have developed, using a selective endothelinB agonist, a highly efficient method to deliver drugs to the targeted cancer cells. One of our endothelinB agonists was shown to improve tumor blood perfusion, to enhance delivery of chemotherapeutic agents to the tumor tissue and to increase the effectiveness of anti-cancer drugs in an animal model of breast tumor. In addition, the effectiveness of paclitaxel in reducing tumor volume was more than doubled using this approach. We also found that this approach was highly selective and paclitaxel delivery was increased only to the tumor while other organs were not affected. EndothelinB agonists can potentially be used in several different types of cancers and in combination with many chemotherapeutic agents and radiotherapy. Several abstracts related to this approach will be presented at the upcoming U.S. and international meetings.”

     Under the terms of the agreement, Spectrum acquired an exclusive worldwide license to develop and commercialize endothelinB agonists for the treatment of cancer, including treatment of solid tumors. Chicago Labs will receive an upfront fee of $100,000, and is eligible to receive payments upon achievement of certain development, regulatory and sales milestones, in addition to royalties on potential net sales and a portion of sublicense income, if any. Additional financial details were not disclosed.

     Endothelins are one of the most potent vasoactive substances and act on two subtypes of receptors: (1) endothelinA receptors, which are located on smooth muscle cells and are responsible for blood vessel constriction; and (2) endothelinB receptors, which are located on endothelial cells and produce blood vessel dilation. Solid tumor blood vessels grow rapidly and lack smooth muscle and innervation. Therefore, endothelinB agonists can stimulate receptors on endothelial cells to selectively dilate tumor blood vessels and thereby selectively increase the delivery of anti-cancer drugs to cancer tissue.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for various indications. The Company’s current proprietary drug products are primarily focused on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA) for its initial indication, second-line chemotherapy for hormone-refractory prostate cancer. Elsamitrucin, a phase 2 drug, is being studied for its initial indication, refractory non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. SPI-153, a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hyperplasia and endometriosis. RenaZorb™, preclinical-stage, second generation lanthanum-based phosphate binders have the potential to treat hyperphosphatemia in patients with end-stage renal disease and chronic kidney disease. The Company’s Abbreviated New Drug Application for ciprofloxacin, a broad-spectrum antibiotic and the generic version of Bayer Corporation’s Cipro® tablets, received approval from the FDA in September 2004. In January 2005, the Company announced FDA acceptance of its sumatriptan succinate injection Abbreviated New Drug Applications (ANDA) with Paragraph IV Certification. In addition, the Company has five ANDAs pending at the FDA. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the success of our proprietary drug candidates, including oncology drugs candidates, in their initial indications and future indications, the ability of endothelinB agonists to enhance the safety and efficacy of marketed chemotherapeutic agents, the broad applicability of endothelinB agonists to chemotherapeutic agents and tumor types, our ability to initiate clinical trials on endothelinB agonists, the unmet medical need for approaches to increase the selectivity of existing cancer therapies, the belief that this approach will not increase the concentration of the chemotherapeutic agent in normal tissues, the characteristics of endothelin, our effort to build an extensive and well-diversified portfolio, the effectiveness of paclitaxel using the technology, sales of ciprofloxacin, whether Spectrum is the first company to file the ANDA for sumatriptan succinate injection, whether Spectrum will be entitled to 180 days of marketing exclusivity, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that preclinical data generated to date on endothelinB agonists may not be reproducible or representative of future results, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.